[redacted]

NW Group International Limited

[redacted]

Re: Appointment as Authorized Exclusive Distributor

Dear Mr. Ho Hin Shun Hinson:

Further to our recent discussions, [redacted] (**"Company"** or [redacted]) hereby appoints NW GROUP INTERNATIONAL LIMITED (Company No. 2442493) ("**Distributor**") as an authorized exclusive distributor to certain retail customers in the region of Hong Kong (the **"Territory"**) as described on Schedule A of certain of [redacted] branded products as designated from time-to-time by Company in its sole discretion **("Products")**, subject to the following terms and conditions (**"Letter Agreement"**):

1. The appointment is for a period of one (1) year commencing on January 1, 2025 (the "**Effective Date**") and ending on December 31, 2025 (the "**Expiration Date**") (hereinafter, the "**Term**"). The parties will meet before the end of the Term to discuss the business relationship. If Company is satisfied that the business has operated successfully it may, in its absolute discretion, issue a new Letter Agreement with terms similar to or different from those set forth in this Letter Agreement.
2. During the Term, Company grants to Distributor a limited, non-exclusive, paid-up, royalty-free, non-transferable, and non-sub-licensable right and license to use Company's trademarks, product names, brand names, and logotypes (collectively, **"Licensed Trademarks"**) solely in connection with the marketing and sale of the Products in the Territory. Distributor's use of the Licensed Trademarks shall conform to the representation of the Licensed Trademarks as they appear on the Products or as otherwise directed by Company, and strictly comply with usage guidelines provided by Company from time to time.
3. Distributor shall purchase the Products only from Company. Orders for the Products shall be given by Distributor to Company in writing on an official Company order form. All orders for the Products received by Company are subject to its acceptance, in whole or in part, in its sole discretion and Company shall have no liability if it is unable to supply the Products ordered by Distributor for any reason.
4. All sales of the Products from Company to Distributor will be governed by Company's standard terms and conditions of sale. The prices to be paid by Distributor to Company for the Products shall be the price as specified on Company's invoice to Distributor. Distributor's payment terms are net forty-five (45) days from the date of Company's invoice. Company's standard terms and conditions of sale, and Distributor's pricing and payment terms are subject to change in Company's sole discretion upon prior notice to Distributor.
5. All orders shall be delivered to Distributor Free-Carrier ("**FCA**"), whereby delivery shall take place at the Company's designated facility in [redacted] or as may be otherwise designated by Company from time to time. Title to the Products and associated risks shall transfer to Distributor upon delivery. Delivery terms are subject to change in Company's sole discretion upon prior notice to Distributor.
6. Distributor shall use its best efforts in all lawful ways to sell, and actively market and promote the sale of the Products in the Territory to the maximum extent possible. All marketing activities utilizing any Licensed Trademark must be pre-approved by Company to ensure consistency with Company global brand image. Distributor shall bear all expenses incurred in connection with its marketing, distributing, selling, promoting, and servicing the Products in the Territory. Company shall provide such additional support and assistance for Distributor's marketing, promotion and advertising activities as the parties mutually agree in writing from time to time. Distributor and Company shall develop a joint business plan and agree on sales and/or purchase targets, key performance indicators ("**KPIs**") and marketing investments ("**Commercial Plan**") which shall be incorporated to form a part of this Letter Agreement. Distributor's failure to meet any of the targets or KPIs under the Commercial Plan shall constitute a material breach and Company shall be entitled to terminate this Letter Agreement in accordance with the terms set forth in Clause 10. On a monthly basis, Distributor shall provide Company with detailed reports of: (a) sales by Product (on a per SKU basis), customer and region; (b) Product inventory (on a per SKU basis) and stock days; and (c) sales trends and competitive pricing and activities within the Territory.
7. Distributor shall at all times conduct its efforts hereunder in accordance with the highest commercial standards and in strict compliance with all applicable treaties, laws, rules, and regulations of the Territory and the United States. Distributor shall obtain all authorizations required for the importation and commercialisation of the Products within the Territory and bear all costs associated therewith.
8. Distributor shall not solicit sales of the Products outside the Territory, sell the Products to any purchaser located outside the Territory, or sell the Products to any purchaser that Distributor knows or should know will resell the Products outside the Territory without Company's prior written approval.

[redacted]

9. This Letter Agreement will automatically expire without further notice on the Expiration Date. For the avoidance of doubt, Distributor has no right to an automatic extension or renewal of this Letter Agreement, and Company's fulfilment of a purchase order after the Expiration Date will not constitute an extension or renewal of this Letter Agreement.
10. Either party may terminate this Letter Agreement: (a) with cause (i) if the other party commits a material breach and fails to cure such breach within thirty (30) days of written notice thereof, or (ii) if local or foreign laws preclude the delivery, importation or sale of some or all of the Products; and (b) without cause, and without liability to the other party, by giving sixty (60) days written notice to the other party. In the event of termination or expiration of this Letter Agreement, Company shall not be liable to pay any compensation to Distributor including, among other things, for loss of profits or goodwill.
11. Under no circumstance will Company be responsible or liable under any provision of this Letter Agreement or under any statutory, legal or equitable theory for any lost or anticipated revenues or profits or any indirect, incidental, punitive, exemplary, special, reliance, or consequential damages, regardless of whether Company was advised of the possibility of such damages.
12. Company reserves the right in its sole and absolute discretion to continue directly and indirectly promoting, distributing, and selling the Products in the Territory.
13. The Licensed Trademarks, and any and all patents, trademarks, trade names, brand names, product names, product registrations or licenses, copyrights, images, photographs, marketing concepts, trade secrets, domain names and other proprietary information belonging to Company or its licensor(s) (collectively, **"Company's IP"**) shall remain the sole property of Company or its licensor(s), and neither Distributor nor any third party shall at any time acquire any right, title or interest in Company's IP. Distributor shall not do anything to harm the reputation or goodwill associated with Company's IP or take any action inconsistent with Company's ownership of Company's IP. Distributor shall not: (a) use Company's IP, or any word, symbol, or design confusingly similar thereto, as part of its corporate name, in connection with any domain name, or as part of the name of or in association with any product other than the Products; (b) attempt to register any of Company's IP or any word, symbol, or design confusingly similar thereto, or (c) remove or alter any of Company's IP. If at any time Distributor acquires any rights in any of Company's IP, Distributor agrees to assign and transfer such rights, registrations, licenses or applications to Company or to another third party as Company may designate in its sole discretion, along with any and all associated goodwill, without any additional cost or compensation, and to execute any documents necessary to effectuate such transfer.
14. This Letter Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. Neither this Letter Agreement, nor any of the rights and obligations hereunder, may be assigned, transferred or otherwise disposed of (whether by sale, merger, change of control, or otherwise) by Distributor without the prior written consent of Company. Any assignment made in contravention of the foregoing shall be void and of no effect and shall be cause for termination of the Letter Agreement by Company.
15. This Letter Agreement, and all matters relating to this Letter Agreement, including, without limitation, its formation, performance, breach and termination, and any dispute relating thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, United States of America, excluding that jurisdiction's conflict of laws principles. The rights and obligations of the parties under this Letter Agreement shall not be governed by the provisions of the 1980 U.N. Convention on Contracts for the International Sales of Goods.
16. Any dispute, controversy, or claim arising out of or relating to this Letter Agreement shall be submitted to the exclusive jurisdiction of and for the federal and state courts of and for DuPage County in the State of Illinois, United States of America. Each of the parties irrevocably consents, generally and unconditionally, to the personal jurisdiction of said courts and irrevocably waives any objection, including, without limitation, any objection to the laying of venue based on grounds of forum non conveniens, which it may now or hereafter have, to the bringing of any action or proceeding in such courts.
17. This Letter Agreement and any corresponding Schedules constitutes the whole agreement between the parties and supersedes all previous agreements between the parties relating to its subject matter. No prior statement, representation, promise or agreement, written or verbal, shall be of any force to vary, expand or diminish the provisions hereof. Except as otherwise stated herein, this Letter Agreement may be modified or amended only by an instrument in writing executed by both parties. If Company signs and returns an acknowledgment copy of a purchase order, delivery document, or other transaction document, the parties expressly agree that Company's signature thereon is being provided solely as an accommodation to Distributor and does not signify Company's agreement to any terms or conditions contained therein which vary, conflict with, or impose additional obligations to the provisions set forth herein.

Please sign below to confirm your agreement to the terms of this Letter Agreement.

[redacted]

[redacted]

[redacted]

SCHEDULE A
TERRITORY

Territory: The exclusive distribution rights granted herein are limited to the following region or country:

HONG KONG

The distribution rights granted herein do not include any other country or region not described above.

Distributor acknowledges and understands that Company sells Products directly to, and Distributor agrees that Company can continue selling Products in the Territory directly to: (i) large speciality retailers [redacted] and their local affiliates who distribute Products internationally to retail stores through their own distribution network; (ii) Internet based e-commerce retailers [redacted] who ship Products direct to consumers locally and internationally in the Territory, and (iii) direct to consumers in the Territory.

Nothing in this Letter Agreement prohibits Company from selling Products directly or indirectly to customers, distributors or consumers anywhere in the world, including in the Territory.